SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 7)


                                   Belcor Inc.
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                  0774430 20 8
                                 (CUSIP Number)


                          Theresa C. Morris, Secretary,
                         Coastal Capital Partners, L.P.,
                           101 Morgan Lane, Suite 180,
                              Plainsboro, NJ 08536

                           Christian S. Herzeca, Esq.,
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                               New York, NY 10022
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 October 4, 1996
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with this statement:  |_|




                                                Page 1 of 18 Pages

                                                   SCHEDULE 13D
CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Coastal Capital Partners, L.P. 22-3348638
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                            866,668 shares of Common Stock
  NUMBER OF                 Warrants to acquire 1,063,332 shares of Common Stock
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY                 51,030 shares of Common Stock
EACH REPORTING              Warrants to acquire 925,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                            866,668 shares of Common Stock
                            Warrants to acquire 1,063,332 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                            -0-
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 917,698 shares of Common Stock Warrants to acquire 1,988,332 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         38.9%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                                               Page 2 of 18 Pages

                                                                    SCHEDULE 13D
CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    Coastal Capital Partners, Inc.  22-3291782
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY         917,698 shares of Common Stock
EACH REPORTING      Warrants to acquire 1,988,332 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                              - 0 -
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                    866,668 shares of Common Stock
                    Warrants to acquire 1,063,332 shares of Common Stock
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 917,698 shares of Common Stock Warrants to acquire 1,988,332 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         38.9% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                               Page 3 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Philip L. Yang, Jr.  ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   Philippines
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY         917,698 shares of Common Stock
EACH REPORTING      Warrants to acquire 1,988,332 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                              - 0 -
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                    866,668 shares of Common Stock
                    Warrants to acquire 1,063,332 shares of Common Stock
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 917,698 shares of Common Stock Warrants to acquire 1,988,332 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         38.9% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 4 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Michael Y. Gan  ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   Philippines
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING      Warrants to acquire 150,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                    Warrants to acquire 150,000 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON

         Warrants to acquire 150,000 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.7%  See Item 5
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 5 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Theresa C. Morris  ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING      Warrants to acquire 150,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                    Warrants to acquire 150,000 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON

                    Warrants to acquire 150,000 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.7%  See Item 5
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 6 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Donald M. Leibsker  ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   00
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY         51,030 shares of Common Stock
EACH REPORTING      Warrants to acquire 475,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                    51,030 shares of Common Stock
                    Warrants to acquire 475,000 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
                    51,030 shares of Common Stock
                    Warrants to acquire 475,000 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.8%  See Item 5
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 7 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  M. Douglas Caffey  ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   00
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING      Warrants to acquire 50,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER

                    Warrants to acquire 50,000 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON

                   Warrants to acquire 50,000 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%  See Item 5
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 8 of 18 Pages

CUSIP No.  0774430 20 8
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  K. Glenn Cole
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    |X|
                                                          (b)    |_|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

                   00
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          |_|
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF                   - 0 -
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING      Warrants to acquire 100,000 shares of Common Stock
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                    Warrants to acquire 100,000 shares of Common Stock
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON

                   Warrants to acquire 100,000 shares of Common Stock
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  |_|
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.8%  See Item 5
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                                               Page 9 of 18 Pages

                                          Amendment No. 7 to Schedule 13D


         This statement amends the Statement on Schedule 13D, dated October 27, 1994, Amendment No. 1 thereto, dated October 3, 1995, Amendment No. 2 thereto, dated October 10, 1995, Amendment No. 3 thereto, dated November 20, 1995, Amendment No. 4 thereto, dated May 29, 1996, Amendment No. 5 thereto, dated July 2, 1996 and Amendment No. 6 thereto, dated August 29, 1996 (together, the "Schedule 13D"), filed by Coastal Capital Partners, L.P., a Delaware limited partnership ("Coastal LP"), Coastal Capital Partners, Inc. a Delaware corporation ("Coastal GP"), the sole general partner of Coastal LP, Philip L. Yang, Jr. ("Yang"), the chairman of the Board of Directors and sole shareholder of Coastal GP, Michael Y. Gan ("Gan") and Theresa C. Morris ("Morris") (collectively, the "Filing Persons"),with respect to the Common Stock, $0.10 par value (the "Common Stock") of Belcor Inc.,a California corporation (the "Company"). Notwithstanding this amendment No. 7, the Schedule 13D speaks as of its date. Capitalized terms used herein without definition have the meanings ascribed to them in the Schedule 13D.


Item 1.  Security and Issuer.

         The information set forth in Item 1 of Amendment No. 4 is incorporated herein by reference.

Item 2.  Identity and Background.

         The information set forth in Item 2 of Amendment No. 6 is incorporated herein by reference.

Item 3.  Source and Amount of Funds or Other Consideration.

         The information set forth in Item 3 of Amendment No. 6 is incorporated herein by reference.

Item 4.  Purpose of Transaction.

         Except as set forth below, the information set forth in Item 4 of Amendment No. 6 is incorporated herein by reference.

                  "(a) The management of Coastal LP believes that the intrinsic value of the shares of the Common Stock of the Company (the "Shares") may be higher than the level at which they have recently been trading. Consequently, Coastal LP may commence the purchase of Shares in an amount up to 500,000 of the 5,500,000 outstanding shares of the Common Stock of the Company at a price not to exceed $0.125 per share and intends to enter the market in the near future to attempt to execute such transactions. The acquisition of such shares by Coastal LP is for investment purposes only."

Item 5.  Interest in Securities of Issuer.

         The information set forth in Item 5 of Amendment No. 6 is incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

         The information set forth in Item 6 of Amendment No. 6 is incorporated herein by reference.

Item 7.  Material to be filed as Exhibits.

         The information set forth in Item 7 of Amendment No. 6 is incorporated herein by reference.

                                               Page 10 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996

                                        COASTAL CAPITAL PARTNERS, L.P.

                                        By:       Coastal Capital Partners, Inc.
                                                  as General Partner



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson
                                                     Chief Executive Officer




                                               Page 11 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996

                                        COASTAL CAPITAL PARTNERS, INC.



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson
                                                     Chief Executive Officer




                                               Page 12 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     Philip L. Yang, Jr.
                                                     Chairman of the Board and
                                                     sole shareholder Coastal
                                                     Capital Partners, Inc.




                                               Page 13 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     Michael Y. Gan



                                               Page 14 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     Theresa C. Morris



                                               Page 15 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     Donald M. Leibsker



                                               Page 16 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     M. Douglas Caffey



                                               Page 17 of 18 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 4, 1996



                                               By:   /S/ Andrew K. Simpson
                                                     Andrew K. Simpson, as
                                                     Attorney-in-fact for
                                                     K. Glenn Cole



                                               Page 18 of 18 Pages